Exhibit 99.1

December 2, 2019	PRESS RELEASE

BankGuam Holding Company

Declares Dividends

BankGuam Holding Company (BKGMF) announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, November 25, 2019. The dividends will be paid on December 31, 2019, to shareholders of record as of December 13, 2019.

CONTACT: BankGuam Holding Company

Maria E. Leon Guerrero, Executive Vice President

& Chief Operating Officer

(671) 472-5273